Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FIRST QUARTER 2016 EARNINGS

First Quarter 2016 Highlights

•	Adjusted EBITDA of $214.5 million, at the top end of Company forecast range

•	Reaffirmed full year adjusted EBITDA guidance range of $915 million to $985 million

•	Closed 433,000 tons of chlor alkali capacity across three locations

•	Announced second quarter 2016 adjusted EBITDA guidance range of $220 million to $240 million

Clayton, MO, May 2, 2016 - Olin Corporation (NYSE: OLN) announced today financial results for the first quarter ended March 31, 2016.

John E. Fischer, President and Chief Executive Officer, said, “We achieved adjusted EBITDA of $214.5 million, which was at the high-end of our expectations for the first quarter of 2016. Improved volumes with flat pricing for our chlor alkali and vinyls products compared to the fourth quarter of 2015 were the primary drivers. Lower than expected electricity and maintenance-related outage costs, partially offset by higher than anticipated stock-based compensation costs, also benefited our performance.

“First quarter 2016 adjusted EBITDA of $214.5 million reflects depreciation and amortization expense of $129.7 million, a previously announced restructuring charge primarily associated with the closure of 433,000 tons of chlor alkali capacity of $92.8 million, which includes $76.6 million of non-cash impairment charges for equipment and facilities, acquisition-related integration costs of $10.2 million, and an $11.0 million insurance recovery resulting from a 2008 property damage and business interruption claim. The first quarter 2016 reported net loss was $37.9 million, or $0.23 per diluted share. Sales in the first quarter 2016 were $1,348.2 million.”

Mr. Fischer concluded, “We are reiterating our full year adjusted EBITDA guidance range of $915 million to $985 million.”

This full year 2016 guidance reflects the following:

•	Improved results in Epoxy, which we expect to experience stronger second half results compared to the first half;

•	Improved results in Winchester;

•	Cost synergy realization at the high end of the $40 million to $60 million range; and

•	Lower electricity costs, primarily due to lower natural gas costs.

Improvement in chlor alkali products pricing continues to represent an upside to our 2016 adjusted EBITDA guidance.

In second quarter 2016, we anticipate adjusted EBITDA to be in the range of $220 million to $240 million, which reflects:

•	Chlor alkali products pricing similar to first quarter levels with improved volumes;

•	Slightly improved pricing and improved volumes for vinyls products compared to first quarter levels;

•	Sequentially lower Epoxy results due to the timing of maintenance-related outage costs partially offset by improved volumes; and

•	Modest sequential improvement in Winchester.

Improvement in caustic soda pricing from first quarter levels represents an upside.

Other key second quarter 2016 forecast considerations include:

•
A reported net income in the range of $0.10 to $0.20 per diluted share, including approximately $0.21 per share of restructuring costs, acquisition-related integration costs and acquisition step-up depreciation and amortization;

•	Pretax restructuring costs of approximately $8 million;

•	Pretax acquisition-related integration costs of approximately $10 million; and

•	Acquisition step-up depreciation and amortization expense of approximately $35 million.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

Beginning in the fourth quarter of 2015, Olin modified reportable segments to incorporate the acquisition of Dow’s chlorine products businesses (the Acquired Business). Olin reports in three operating segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. The new reporting structure has been retrospectively applied to the financial results for all periods presented. The former Olin Chlor Alkali Products and Olin Chemical Distribution segments have been included in the new Chlor Alkali Products and Vinyls segment.

During 2016, Olin will provide sequential segment comparisons. Year-over-year segment comparisons for Chlor Alkali Products and Vinyls and Epoxy would not be meaningful because Olin did not own the Acquired Business until October of 2015.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the first quarter 2016 were $704.3 million compared to $681.1 million in the fourth quarter 2015. First quarter 2016 segment earnings of $68.1 million improved compared to $46.6 million in the fourth quarter 2015 primarily because of lower electricity costs and higher volumes. First quarter 2016 pricing was similar to fourth quarter 2015 levels. Fourth quarter 2015 segment earnings also included $6.7 million of additional cost of goods sold related to the fair value adjustment related to the purchase accounting for inventory. Chlor Alkali Products and Vinyls first quarter 2016 results included depreciation and amortization expense of $101.9 million compared to $97.3 million in fourth quarter 2015.

EPOXY

Epoxy sales for the first quarter 2016 of $460.2 million increased compared to $429.6 million in the fourth quarter 2015. The improvement in Epoxy sales was due to improvement in epoxy volumes partially offset by lower prices. First quarter 2016 segment earnings were $8.2 million compared to a loss of $7.5 million in fourth quarter 2015. The fourth quarter 2015 segment earnings included $17.3 million of additional cost of goods sold related to the fair value adjustment related to the purchase accounting for inventory. The Epoxy segment earnings also reflect improvement in epoxy volumes offset by lower prices. Epoxy first quarter 2016 results included depreciation and amortization expense of $21.7 million compared to $20.9 million in fourth quarter 2015.

WINCHESTER

Winchester sales for the first quarter 2016 were $183.7 million compared to $156.7 million in the seasonally weaker fourth quarter 2015, with growth driven primarily by increased shipments to commercial customers. First quarter 2016 segment earnings were $28.7 million compared to $21.8 million in the fourth quarter 2015. The increase in segment earnings reflects higher commercial shipments and lower commodity and material costs. Winchester first quarter 2016 results included depreciation and amortization expense of $4.6 million compared to $4.9 million in fourth quarter 2015.

CORPORATE AND OTHER COSTS

Pension income included in the first quarter 2016 Corporate and Other segment was $12.2 million compared to $13.4 million in the fourth quarter of 2015.

First quarter 2016 charges to income for environmental investigatory and remedial activities were $2.7 million compared to $2.6 million in the fourth quarter 2015. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the first quarter 2016 increased $13.8 million compared to the fourth quarter 2015, primarily due to additional corporate costs related to the expanded scope of the company, as well as higher legal and litigation costs and increased stock-based compensation expense, which includes mark-to-market adjustment.

CASH / DEBT

Olin’s cash balance at March 31, 2016 was $315.6 million. During the first quarter, working capital increased $98.1 million reflecting normal seasonal working capital growth. During the first quarter, Olin repaid approximately $17 million of term loan debt.

DIVIDEND

On April 28, 2016, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 10, 2016 to shareholders of record at the close of business on May 10, 2016. This will be the 358th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss first quarter 2016 earnings at 10:00 A.M. ET on Tuesday, May 3, 2016. The call along with associated slides, which will be available one hour prior to the call, will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on Olin’s Investor Relations website beginning at 12:00 P.M. ET. A final transcript of the call will be posted one day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the recent acquisition of the Acquired Business from The Dow Chemical Company (TDCC), the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our substantial amount of indebtedness and significant debt service obligations;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities;

•	the integration of the Acquired Business being more difficult, time-consuming or costly than expected;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	failure to control costs or to achieve targeted cost reductions;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	future funding obligations to our qualified defined benefit pension plan attributable to assumed pension liabilities;

•	fluctuations in foreign currency exchange rates;

•	failure to attract, retain and motivate key employees;

•	our ability to provide the same types and levels of benefits, services and resources to the Acquired Business that historically have been provided by TDCC at the same cost;

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance;

•	the effect of any changes resulting from the transaction with TDCC in customer, supplier and other business relationships; and

•	the effects of restrictions imposed on our business following the transaction with TDCC in order to avoid significant tax-related liabilities.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2016-10

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended
(In millions, except per share amounts)	March 31, 2016	December 31, 2015
Sales	$1,348.2	$1,267.4
Operating Expenses:
Cost of Goods Sold	1,175.4	1,148.1
Selling and Administration	88.1	63.8
Restructuring Charges(b)	92.8	0.5
Acquisition-related Costs(c)	10.2	88.0
Other Operating Income(d)	10.9	3.6
Operating Loss	(7.4)	(29.4)
Earnings of Non-consolidated Affiliates	0.2	0.4
Interest Expense(e)	48.5	57.3
Interest Income	0.3	0.2
Other Income	—	0.2
Loss before Taxes	(55.4)	(85.9)
Income Tax Benefit	(17.5)	(23.2)
Net Loss	$(37.9)	$(62.7)
Net Loss Per Common Share:
Basic	$(0.23)	$(0.39)
Diluted	$(0.23)	$(0.39)
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	165.1	161.6
Average Common Shares Outstanding - Diluted	165.1	161.6

(a)	Unaudited.

(b)
Restructuring charges for the three months ended March 31, 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate locations, of which $76.6 million was non-cash impairment charges for equipment and facilities.

(c)	Acquisition-related costs for the three months ended March 31, 2016 and December 31, 2015 were associated with our acquisition and integration of the Acquired Business.

(d)
Other operating income for the three months ended March 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident. Other operating income for the three months ended December 31, 2015 included $3.7 million of insurance recoveries for property damage and business interruption related to the McIntosh, AL chlor alkali facility.

(e)
Interest expense for the three months ended December 31, 2015 included acquisition financing expenses of $10.8 million primarily for the bridge financing associated with our acquisition of the Acquired Business.

Olin Corporation
Segment Information(a)

	Three Months Ended
(In millions)	March 31, 2016	December 31, 2015
Sales:
Chlor Alkali Products and Vinyls	$704.3	$681.1
Epoxy	460.2	429.6
Winchester	183.7	156.7
Total Sales	$1,348.2	$1,267.4
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$68.1	$46.6
Epoxy	8.2	(7.5)
Winchester	28.7	21.8
Corporate/Other:
Pension Income(b)	12.2	13.4
Environmental Expense	(2.7)	(2.6)
Other Corporate and Unallocated Costs	(29.6)	(15.8)
Restructuring Charges(c)	(92.8)	(0.5)
Acquisition-related Costs(d)	(10.2)	(88.0)
Other Operating Income(e)	10.9	3.6
Interest Expense(f)	(48.5)	(57.3)
Interest Income	0.3	0.2
Other Income	—	0.2
Loss before Taxes	$(55.4)	$(85.9)

(a)	Unaudited.

(b)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(c)
Restructuring charges for the three months ended March 31, 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate locations, of which $76.6 million was non-cash impairment charges for equipment and facilities.

(d)	Acquisition-related costs for the three months ended March 31, 2016 and December 31, 2015 were associated with our acquisition and integration of the Acquired Business.

(e)
Other operating income for the three months ended March 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident. Other operating income for the three months ended December 31, 2015 included $3.7 million of insurance recoveries for property damage and business interruption related to the McIntosh, AL chlor alkali facility.

(f)
Interest expense for the three months ended December 31, 2015 included acquisition financing expenses of $10.8 million primarily for the bridge financing associated with our acquisition of the Acquired Business.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,
(In millions, except per share data)	2016	2015
Assets:
Cash & Cash Equivalents	$315.6	$392.0
Accounts Receivable, Net	813.2	783.4
Income Taxes Receivable	36.3	32.9
Inventories	679.5	685.2
Other Current Assets	32.8	39.9
Total Current Assets	1,877.4	1,933.4
Property, Plant and Equipment (Less Accumulated Depreciation of $1,587.9 and $1,499.4)	3,859.0	3,953.4
Deferred Income Taxes	107.4	95.9
Other Assets	463.8	454.6
Intangibles, Net	663.2	677.5
Goodwill	2,146.1	2,174.1
Total Assets	$9,116.9	$9,288.9
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$205.1	$205.0
Accounts Payable	478.1	608.2
Income Taxes Payable	14.1	4.9
Accrued Liabilities	352.3	328.1
Total Current Liabilities	1,049.6	1,146.2
Long-Term Debt	3,627.9	3,643.8
Accrued Pension Liability	635.2	648.9
Deferred Income Taxes	1,091.0	1,095.2
Other Liabilities	340.4	336.0
Total Liabilities	6,744.1	6,870.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 165.2 Shares (165.1 in 2015)	165.2	165.1
Additional Paid-In Capital	2,238.9	2,236.4
Accumulated Other Comprehensive Loss	(470.2)	(492.5)
Retained Earnings	438.9	509.8
Total Shareholders' Equity	2,372.8	2,418.8
Total Liabilities and Shareholders' Equity	$9,116.9	$9,288.9

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

(In millions)	Three Months Ended March 31, 2016
Operating Activities:
Net Loss	$(37.9)
Earnings of Non-consolidated Affiliates	(0.2)
Losses on Disposition of Property, Plant and Equipment	0.2
Stock-Based Compensation	2.2
Depreciation and Amortization	129.7
Deferred Income Taxes	(14.7)
Write-off of Equipment and Facility Included in Restructuring Charges	76.6
Qualified Pension Plan Contributions	(0.5)
Qualified Pension Plan Income	(9.0)
Changes in:
Receivables	(16.8)
Income Taxes Receivable/Payable	5.6
Inventories	6.3
Other Current Assets	6.5
Accounts Payable and Accrued Liabilities	(99.7)
Other Assets	2.1
Other Noncurrent Liabilities	(0.3)
Other Operating Activities	(3.1)
Net Operating Activities	47.0
Investing Activities:
Capital Expenditures	(76.1)
Proceeds from Disposition of Property, Plant and Equipment	0.1
Proceeds from Disposition of Affiliated Companies	2.2
Net Investing Activities	(73.8)
Financing Activities:
Long-Term Debt Repayments	(17.1)
Dividends Paid	(33.0)
Net Financing Activities	(50.1)
Net Decrease in Cash and Cash Equivalents	(76.9)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.5
Cash and Cash Equivalents, Beginning of Year	392.0
Cash and Cash Equivalents, End of Period	$315.6

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net (loss) income plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs, fair value inventory purchase accounting adjustment and other certain non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
(In millions)	March 31, 2016	December 31, 2015
Reconciliation of Net Loss to Adjusted EBITDA:
Net Loss	$(37.9)	$(62.7)
Add Back:
Interest Expense(b)	48.5	57.3
Interest Income	(0.3)	(0.2)
Income Tax Benefit	(17.5)	(23.2)
Depreciation and Amortization	129.7	124.0
EBITDA	122.5	95.2
Add Back:
Restructuring Charges(c)	92.8	0.5
Acquisition-related Costs(d)	10.2	88.0
Fair Value Inventory Purchase Accounting Adjustment(e)	—	24.0
Certain Non-recurring Items(f)	(11.0)	(3.7)
Other Income	—	(0.2)
Adjusted EBITDA	$214.5	$203.8

(a)	Unaudited.

(b)
Interest expense for the three months ended December 31, 2015 included acquisition financing expenses of $10.8 million primarily for the bridge financing associated with our acquisition of the Acquired Business.

(c)
Restructuring charges for the three months ended March 31, 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate locations, of which $76.6 million was non-cash impairment charges for equipment and facilities.

(d)	Acquisition-related costs for the three months ended March 31, 2016 and December 31, 2015 were associated with our acquisition and integration of the Acquired Business.

(e)
Fair value inventory purchase accounting adjustment for the three months ended December 31, 2015 was associated with non-recurring expenses included within costs of goods sold of $24.0 million due to the increase of inventory to fair value at the acquisition date related to the purchase accounting of the Acquired Business.

(f)
Certain non-recurring items for the three months ended March 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident. Certain non-recurring items for the three months ended December 31, 2015 included $3.7 million of insurance recoveries for property damage and business interruption related to the McIntosh, AL chlor alkali facility.